Exhibit 99.1

RAMACO RESOURCES REPORTS

THIRD QUARTER 2026 RESULTS

LEXINGTON, KY., November 3, 2026 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and is exploring a coal, rare earth, and other critical minerals project in Wyoming. Today it reported financial results for the three and nine months ended September 30, 2026 (the “Results”).

THIRD QUARTER 2026 HIGHLIGHTS

●	The Company had a quarterly net loss of $(18.2) million and Class A diluted EPS of $(0.32).

●	The Company had quarterly Adjusted EBITDA of $3.0 million, defined as adjusted earnings before interest, taxes, depreciation, amortization, equity-based compensation, and, when applicable, certain other non-operating and expense items that are non-recurring and not related to the underlying business performance, a non-GAAP measure (“Adjusted EBITDA”). See “Reconciliation of Non-GAAP Measures” below.

●	The Company ended the third quarter with liquidity of $375 million, an increase of 38% year over year. The Company’s balance sheet remains among the strongest in its history.

●	The Company has successfully signed 1.7 mm tons of domestic business at an average fixed price of $139 per ton for delivery in 2027. This represents a volume increase of almost one third from 2026. When combined with 1.1 million tons of 2027 export commitments, these 2.8 million tons in sales would account for a meaningful portion of our anticipated 2027 production. Per our standard practice, we will release initial 2027 guidance after our Board of Directors meeting in early December.

●	Based on year-to-date 2026 cash costs of $100 per ton, financial results from these domestic sales alone would represent over $65 million of met coal segment Adjusted EBITDA in 2027.

●	During the third quarter, the Company won a favorable $30 million jury verdict against Chubb Insurance related to the 2018 Elk Creek coal storage silo failure, including $27.5 million in net economic losses and $2.5 million in additional damages. The final award amount will depend on the outcome of any post-trial motions. The Company is also entitled to an award for its attorneys’ fees since this litigation commenced in 2018 in an amount that will be determined by the Court.

MARKET COMMENTARY / 2026 OUTLOOK

Rare Earths and Critical Minerals:

●	Exceptional recovery results have been achieved through a series of carbochlorination tests completed at a third-party laboratory. Average recoveries were 97% for combined scandium (Sc) + gallium (Ga) + germanium (Ge), 92% for NdPr, 96% for yttrium (Y), and 97% for dysprosium (Dy) + terbium (Tb).

●	The Company has received and is testing third-party e-waste samples for analytical and metallurgical evaluation. We are continuing to source additional e-waste samples to support the pre-feasibility study (“PFS”) being prepared by Hatch Consultants.

●	Preparation of the PFS will commence in Q1 2027 when sufficient metallurgical results are available from bench scale testing. The PFS is currently anticipated to be completed in the second half of 2027.

●	The Company expects to receive an SK-1300-compliant Technical Report Summary (“TRS”) for the Initial Assessment of the Brook Project in Q1 2027, which will be focused on geological matters.

●	In addition to previously disclosed MOUs for potential oxide and metal purchases, the Company remains in advanced discussions regarding both potential domestic and international offtake transactions and third-party project financing involving the public and private sectors for development and construction of the critical mineral refinery.

●	The pilot plant’s building structure continues to be constructed in Wyoming, with completion of the building structure expected in early 2027. The interior pilot-scale processing module equipment and testing facilities are currently being engineered by Hatch, with detailed engineering and fabrication to be completed at the Zeton, Inc. facility in Ontario, Canada. Zeton has commenced front-end flowsheet design. We expect the pilot plant to be completed in the second half of 2027, subject to procurement and fabrication timelines for the modules.

Metallurgical Coal:

●	As of September 30, sales commitments for 2026 totaled approximately 4.2 million tons, equal to more than 100% of 2026 production guidance at the midpoint of 3.6 million tons. Of this total, 1.3 million tons are committed to North American customers at an average realized fixed price of $137 per ton. An additional 2.1 million tons are committed to seaborne customers at an average fixed price of $110 per ton.

●	In total, 3.4 million tons are committed at an average fixed price of $120 per ton. A further 0.8 million export tons are committed to seaborne customers at index-linked pricing and are not yet priced.

●	U.S. low-vol and high-vol indices increased on average to $174 per ton, or 4% ($7 per ton), in the third quarter vs the second quarter of 2026. Current average spot prices are up to $191 per ton, or 9% ($17 per ton), versus the third quarter.

●	As of September 30, 2026, we had approximately 900,000 tons of clean and clean equivalent coal in inventory compared to a peak of approximately 1.1 million tons during the first quarter of 2026. The September 30, 2026 inventory figure was more than 600,000 tons above normal.

●	As a result of current spot prices, the Company has begun to reduce previously stockpiled inventory by selling coal into higher-priced markets. As these tons are sold and converted to cash, this should lead to a working capital liquidity benefit and reduce inventory over the next few quarters.

●	Should prices hold, in the fourth quarter alone the Company anticipates levels of Adjusted EBITDA and net income could be higher than the combined amounts generated in the first three quarters of the year.

●	The Company anticipates that the third section of the Berwind low vol mine and the first underground section of the Maben low vol mine will both be in production before year-end. This combined production should add 600,000 tons of additional low-vol metallurgical coal production on an annualized basis. When combined with the restart of our Laurel Fork Mine, the Company will have added almost 1 million annualized tons of low-vol production this year.

●	Construction of the new rail loadout at our low-vol Maben Complex is anticipated to be completed in January 2027. This loadout is expected to reduce current trucking costs at this complex by roughly $20 per ton.

Guidance:

●	The Company has refined 2026 guidance in a number of areas. On the back of continued production discipline in the high-vol market, full-year 2026 production guidance is now 3.5 – 3.6 million tons, down from 3.6 – 3.9 million tons. Full-year 2026 sales guidance is changed to 4.0 – 4.1 million tons versus 4.0 – 4.3 million tons. The Company continues to anticipate a working capital benefit in the fourth quarter.

●	The Company is increasing 2026 cash cost guidance from $96 - $99 per ton to $101 - $103 per ton. This is caused by external inflationary pressures, including current diesel prices of $5.85 per gallon, compared with $2.50 per gallon at the start of the year, and U.S. rebar prices of $952 per ton, compared with $910 per ton at the start of the year.

●	The Company is increasing 2026 capital expenditure guidance to $97 – $102 million from $92 - $97 million. This is reflective of the first underground section of Maben now anticipated to be running in the fourth quarter of 2026 versus the first quarter of 2027 previously.

●	The Company has modestly adjusted other non-operational full-year 2026 guidance items which can be found in the guidance tables.

Fourth Quarter Class B Dividend

●	The Board declared a quarterly cash dividend of $0.0742 per share on Class B common stock for the fourth quarter of 2026. The fourth quarter dividend is payable on December 18, 2026, to shareholders of record at the close of business on December 4, 2026.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer, commented, “As we survey the current wreckage in both the stock and capital markets over the past several weeks, we take some comfort in where we are and where we are headed.

To step back and take some perspective, we clearly feel that current stock market levels are not reflective of longer-term value. We think, however, that we are taking appropriate steps to create value for our shareholders once markets stabilize and ultimately improve, as they do in commodity-related businesses. In this environment, having a dual platform company with one existing revenue producing component while the other is in growth development mode provides us with financial stability that many in the rare earth/critical mineral space do not enjoy.

Our coal operations continue to perform well amid the difficult multi-year pricing headwinds caused by oversupply from China into global steel markets. Although our near-term costs suffer at the margins from macro impacts like higher diesel and steel prices, we still enjoy some of the lowest relative costs in the industry for our form of continuous mining. We also remain in growth mode, adding roughly 1 million tons on an annualized basis of new low vol production this year, as we shift our quality mix toward a greater level of this higher value product.

As we exited the third quarter and look ahead to 2027, we see somewhat improving markets, a meaningful start on 2027 sales at stronger pricing, and good mine cost control despite external macro pressures. This is all supported by a strong balance sheet and liquidity.

On our critical mineral platform, we are moving forward with testing of our upstream geology and development of our future separation and extraction facility. We continue to de-risk the carbochlorination processing flowsheet and have also begun testing third-party e-waste samples to enhance feedstock concentrations and ultimate oxide output.

As we continue to define the resource base, we have essentially already positioned ourselves as a future upstream provider, with roughly three quarters of anticipated oxide revenue tied to demand in the semiconductor industry. What Ramaco and the country lack is any current domestic midstream capability to refine and separate our feedstock. As we move toward that goal, we are well financed to advance the project through all stages of development up to the commencement of construction of the refinery.

We have also achieved exceptional recovery results from third-party carbochlorination testing. Average recoveries were 97% for combined scandium, gallium and germanium, 92% for NdPr, 96% for yttrium and 97% for Dy + Tb. These results continue to validate the process route selected in the Hatch conceptual study released last quarter.

The construction of the critical mineral pilot plant is well underway, with the building structure expected to be completed in early 2027. Hatch and Zeton continue to advance engineering and fabrication of the pilot processing modules. We expect the pre-feasibility study to begin in the first quarter of 2027 and be completed later next year. As bench-scale metallurgical results become available, including from new e-waste samples, we also anticipate completion of the pilot plant in the second half of 2027.

On the downstream critical mineral front, we also remain in advanced discussions regarding potential domestic and international critical mineral offtake transactions, as well as project financing for the refinery involving the public and private sectors.

Turning back to our metallurgical coal business, pricing has now moved up meaningfully more than costs. We anticipate stronger margin expansion in both the fourth quarter of 2026 and full-year 2027. Australian premium low-vol prices have rallied close to their highest level in over two years, and U.S. high-vol indices have strengthened on supply disruptions.

Current U.S. spot prices are up 9% versus the third quarter average. Our third quarter cash costs rose to $104 per ton from $99 per ton in the second quarter, driven largely by diesel prices that have more than doubled since the start of the year.

We are continuing our coal production growth, and expect the third section at Berwind and the first underground section at Maben to be in production before year-end, adding roughly 0.6 million tons of annualized low-vol production. Including the restart of our Laurel Fork Mine, we will have added almost 1 million annualized low-vol tons this year. The new Maben rail loadout, now expected to be operational in January, should reduce trucking costs at that complex by roughly $20 per ton.

We are well positioned for 2027 on forward sales, having committed a strong portion of our anticipated production. We have signed 1.7 million tons of new domestic business at an average fixed price of $139 per ton, up from 1.3 million tons at an average fixed price of $137 per ton committed for 2026. We also recently signed 200,000 tons of additional 2026 business at favorable margins. Domestic steel mills looked to Ramaco’s strong balance sheet to add additional tons to reduce counterparty risk against other less well capitalized companies that struggled to deliver on their previously committed 2026 tons.

This quarter also saw us receive a verdict in a lengthy legal battle against Chubb Insurance where we won a favorable $30 million jury verdict related to the 2018 Elk Creek coal storage silo failure.

Finally, regarding our balance sheet, we also ended the quarter with $375 million of liquidity, up 38% year over year. We currently have no borrowings under our revolving credit facility and expect a working capital tailwind to increase further liquidity over the coming quarters as we sell inventory stockpiled for sale into higher-priced markets and convert those tons to cash.”

 Key operational and financial metrics are presented below (unaudited):

Key Metrics (QTD)
	3Q26			2Q26			Chg.	3Q25			Chg.
	Met Coal	REE+CM	Total	Met Coal	REE+CM	Total		Met Coal	REE+CM	Total
Total Tons Sold ('000)	1,077	-	1,077	1,056	-	1,056	2%	873	-	873	23%
Total Tons Produced ('000)	851	-	851	931	-	931	(9)%	945	-	945	(10)%
Liquidity ($mm)			$374.7			$400.1	(6)%			$272.4	38%
Revenue ($mm)	$150.1	-	$150.1	$144.8	-	$144.8	4%	$121.0	-	$121.0	24%
Cost of Sales ($mm)	$133.8	-	$133.8	$128.2	-	$128.2	4%	$101.8	-	$101.8	31%
Cash SG&A ($mm) (2)	$8.3	5.9	$14.2	$6.3	5.4	$11.7	21%	$7.7	3.8	$11.4	24%
Non-GAAP Revenue of Tons Sold ($/Ton) (1)	$120	-	$120	$116	-	$116	3%	$120	-	$120	0%
Non-GAAP Cash Cost of Sales ($/Ton) (1)	$104	-	$104	$99	-	$99	5%	$97	-	$97	7%
Non-GAAP Cash Margins on Tons Sold ($/Ton) (1)	$16	-	$16	$17	-	$17	(6)%	$23	-	$23	(30)%
Net Income (Loss) ($mm)			$(18.2)			$(15.4)	(18)%			$(13.3)	(37)%
Diluted EPS - Class A Common Stock			$(0.32)			$(0.26)	(23)%			$(0.25)	(28)%
Diluted EPS - Class B Common Stock			$(0.16)			$(0.13)	(23)%			$(0.05)	(220)%
Adjusted EBITDA ($mm) (1)	$8.9	(5.9)	$3.0	$11.1	(5.4)	$5.7	(47)%	$12.1	(3.8)	$8.4	(64)%
Cash Capex ($mm) (3)	$32.9	2.7	$35.5	$22.7	4.7	$27.4	30%	$14.8	1.9	$16.6	114%

Key Metrics (YTD)
	2026 YTD			2025 YTD			Chg.
	Met Coal	REE+CM	Total	Met Coal	REE+CM	Total
Total Tons Sold ('000)	3,025	-	3,025	2,897	-	2,897	4%
Total Tons Produced ('000)	2,734	-	2,734	2,934	-	2,934	(7)%
Liquidity ($mm)			$374.7			$272.4	38%
Revenue ($mm)	$416.5	-	$416.5	$408.6	-	$408.6	2%
Cost of Sales ($mm)	$370.5	-	$370.5	$346.3	-	$346.3	7%
Cash SG&A ($mm) (2)	$23.3	17.9	$41.2	$24.5	12.4	$36.9	12%
Non-GAAP Revenue of Tons Sold ($/Ton) (1)	$117	-	$117	$122	-	$122	(4)%
Non-GAAP Cash Cost of Sales ($/Ton) (1)	$100	-	$100	$100	-	$100	0%
Non-GAAP Cash Margins on Tons Sold ($/Ton) (1)	$17	-	$17	$22	-	$22	(23)%
Net Income (Loss) ($mm)			$(52.0)			$(36.7)	(41)%
Diluted EPS - Class A Common Stock			$(0.88)			$(0.74)	(19)%
Diluted EPS - Class B Common Stock			$(0.44)			$(0.36)	(22)%
Adjusted EBITDA ($mm) (1)	$24.8	(17.9)	$6.9	$39.6	(12.4)	$27.2	(75)%
Cash Capex ($mm) (3)	$70.3	9.7	$80.0	$49.7	2.4	$52.1	54%
(1)	See “Reconciliation of Non-GAAP Measures.” Differences may occur due to rounding.
(2)	Represents SG&A expenses less stock-based compensation. Met Coal amounts include unallocated corporate costs not attributable to either segment.
(3)	Met Coal amounts include the net cash impacts of accruals and capitalized interest during the period.

THIRD QUARTER 2026 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the third quarter of 2026, unless specified otherwise.

Quarterly 2026 over 2025 Year Comparison

Overall coal production of 851,000 tons in the third quarter of 2026 was down 10% from the same period of 2025. The decline was largely due to the previously announced idling of higher-cost metallurgical coal production prompted by weak market conditions.

Overall coal sales of 1.1 million tons in the third quarter of 2026 were up 23% from the same period of 2025 as the Company reduced inventory in the third quarter of 2026.

U.S. high-vol metallurgical coal indices rose 10% versus the third quarter of 2025. Quarterly pricing was $120 per ton, which is consistent with same period of the third quarter of 2025. Of note, Australian premium low-vol indices were up 35% year-over-year in the third quarter of 2026, while U.S. low-vol indices were up approximately 13% year-over-year.

Cash mine costs were $104 per ton sold, excluding transportation costs and idle mine costs, and were 7% higher than in the same period of 2025, largely because of higher diesel prices during the period.

Resultant cash margins were $16 per ton during the third quarter, down 30% from $23 per ton in the same period of 2025. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Quarterly 2026 Sequential Comparison

Third quarter 2026 production totaled 851,000 tons, down 9% from the second quarter of 2026. The decrease reflected disciplined high-vol production in the current challenging market environment.

Third quarter of 2026 sales of 1,077,000 tons were up 2% from the second quarter of 2026. Realized third quarter pricing of $120 per ton was up 3% from $116 per ton in the second quarter of 2026. This increase was primarily due to higher indices in the third quarter.

Quarterly cash costs of $104 per ton were up $5 per ton, or 5%, compared to the second quarter of 2026. The increase in cash costs was largely due to elevated diesel prices during the period. Quarterly cash margins were $16 per ton, down $1 compared to the second quarter, mainly due to diesel prices. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of September 30, 2026, the Company had liquidity of $374.7 million, consisting of approximately $233.0 million of cash and $141.7 million of borrowing availability under our revolving credit facility. There were zero borrowings under our revolving credit facility as of September 30, 2026. Liquidity was up approximately 38% compared to the same period of 2025.

Quarterly capital expenditures totaled $35.5 million, up 114% compared to $16.6 million in the same period of 2025. This compared to $27.4 million for the second quarter of 2026. The increase was driven by the ramp-up of the Company’s low-vol growth projects at both the Berwind and Maben Complexes.

For the third quarter of 2026, the Company recognized an income tax benefit of $5.2 million, an approximate 22% effective tax benefit rate.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Nine months ended September 30,
	September 30,	June 30,	September 30,
In thousands, except per ton amounts	2026	2026	2025	2026	2025

Sales Volume (tons)	1,077	1,056	873	3,025	2,897

Company Production (tons)
Elk Creek Mining Complex	619	701	647	2,037	2,022
Berwind Mining Complex (includes Knox Creek and Maben)	232	230	298	697	912
Total	851	931	945	2,734	2,934

Per Ton Financial Metrics (a)
Average revenue per ton	$120	$116	$120	$117	$122
Average cash costs of coal sold	104	99	97	100	100
Average cash margin per ton	$16	$17	$23	$17	$22

Cash Capital Expenditures	$35,516	$27,401	$16,626	$80,017	$52,087

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2026 Guidance	2025

Company Production (tons)	3,500 - 3,600	3,826

Sales (tons) (a)	4,000 - 4,100	3,834

Cash Costs Per Ton Sold (b)	$101 - 103	$98

Other
Capital Expenditures (c)	$97,000 - 102,000	$64,282
Selling, general and administrative expense (d)	$74,000 - 76,000	$69,363
Depreciation, depletion, and amortization expense	$69,000 - 71,000	$68,155
Interest expense, net	$5,000 - 6,000	$7,804
Effective tax rate (e)	23 - 25%	17%
Idle Mine and Other Costs	$3,500 - 4,500	$3,059

(a)	Includes purchased coal.
(b)	Excludes transportation costs and idle mine costs.
(c)	Excludes capitalized interest.
(d)	Includes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2026 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2026
	Volume (Tons)	Average Price/Ton
North America, fixed priced	1.3	$137
Seaborne, fixed priced	2.1	110
Total, fixed priced	3.4	$120
Index priced	0.8
Total committed tons	4.2

(a)	Amounts as of September 30, 2026 include purchased coal. Totals may not add due to rounding. Includes impact from demurrage and other logistics and related fees.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia and southwestern Virginia, and is exploring a coal, rare earth, and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

THIRD QUARTER 2026 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 4:30 PM Eastern Time (ET) on Tuesday, November 3, 2026. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on November 3, 2026:

Domestic Live: (833) 890-6680

International Live: (412) 564-6129

Conference ID: Ramaco Resources Third Quarter 2026 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to future production volumes and sales, anticipated capital expenditures, expected demand for metallurgical coal, the development and commercialization of the Brook Mine rare earth and critical mineral project, projected operating costs and margins, and the Company’s financial guidance and outlook. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully increase production at our existing met coal complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company's ability to successfully develop the exploratory Brook Mine rare earth and critical mineral project, including whether the Company's exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full scale commercial processing facility. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the inferred mineral resources estimated at Brook Mine will be converted into higher confidence mineral resources and eventually mineral reserves in the future. Rare earth and critical minerals are a new initiative for us and, as such, has required and will continue to require us to make significant investments to build out our rare earth and other critical mineral capabilities.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2026	2025	2026	2025

Revenue	$150,089	$120,996	$416,501	$408,611

Costs and expenses
Cost of sales (exclusive of items shown separately below)	133,804	101,842	370,494	346,326
Asset retirement obligations accretion	483	402	1,472	1,206
Depreciation, depletion, and amortization	17,633	17,091	51,057	51,671
Selling, general, and administrative	19,281	16,143	57,143	49,757
Total costs and expenses	171,201	135,478	480,166	448,960

Operating (loss) income	(21,112)	(14,482)	(63,665)	(40,349)

Other income (expense), net	(916)	125	(242)	1,288
Interest expense, net	(1,390)	(2,250)	(3,243)	(7,298)
(Loss) income before tax	(23,418)	(16,607)	(67,150)	(46,359)
Income tax benefit (expense)	5,183	3,299	15,181	9,618
Net (loss) income	$(18,235)	$(13,308)	$(51,969)	$(36,741)

Earnings per common share
Basic - Class A	$(0.32)	$(0.25)	$(0.88)	$(0.74)
Basic - Class B	$(0.16)	$(0.05)	$(0.44)	$(0.36)

Diluted - Class A	$(0.32)	$(0.25)	$(0.88)	$(0.74)
Diluted - Class B	$(0.16)	$(0.05)	$(0.44)	$(0.36)

Ramaco Resources, Inc.

Unaudited Condensed Consolidated Balance Sheets

In thousands, except per-share amounts	September 30, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$232,954	$440,347
Accounts receivable	77,001	54,354
Inventories	94,342	87,155
Prepaid expenses and other	19,860	15,750
Total current assets	424,157	597,606
Property, plant, and equipment, net	551,728	511,943
Financing lease right-of-use assets, net	12,845	15,763
Advanced coal royalties	6,773	5,815
Other	10,533	9,442
Total Assets	$1,006,036	$1,140,569

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$43,892	$41,600
Accrued liabilities	55,269	54,724
Current portion of asset retirement obligations	997	1,797
Current portion of long-term debt	—	56
Current portion of financing lease obligations	7,204	7,281
Insurance financing liability	—	4,042
Total current liabilities	107,362	109,500
Asset retirement obligations, net	35,237	33,122
Long-term financing lease obligations, net	7,722	10,184
Long-term debt, net	453,556	451,361
Deferred tax liability, net	29,111	44,309
Other long-term liabilities	10,070	8,527
Total liabilities	643,058	657,003

Commitments and contingencies

Stockholders' Equity
Class A common stock, $0.01 par value	458	445
Class B common stock, $0.01 par value	114	106
Additional paid-in capital	481,029	483,326
Treasury stock	(66,343)	—
Retained earnings	(52,280)	(311)
Total stockholders' equity	362,978	483,566
Total Liabilities and Stockholders' Equity	$1,006,036	$1,140,569

Ramaco Resources, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Nine months ended September 30,
In thousands	2026	2025
Cash flows from (used in) operating activities:
Net income (loss)	$(51,969)	$(36,741)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Accretion of asset retirement obligations	1,472	1,206
Depreciation, depletion, and amortization	51,057	51,671
Amortization of debt issuance costs	2,791	1,579
Stock-based compensation	14,941	12,844
(Gain)/loss on disposal of assets	(404)	—
Deferred income taxes	(15,198)	(9,641)
Changes in operating assets and liabilities:
Accounts receivable	(22,647)	29,970
Prepaid expenses and other current assets	(4,741)	7,990
Inventories	(7,187)	(38,216)
Other assets and liabilities	80	(285)
Accounts payable	(705)	(3,650)
Accrued liabilities	(1,892)	3,611
Net cash from (used in) operating activities	(34,402)	20,338

Cash flows from (used in) investing activities:
Capital expenditures	(80,175)	(52,087)
Mineral rights acquisition	—	(3,378)
Capitalized interest	(1,395)	(939)
Other	1,466	261
Net cash used in investing activities	(80,104)	(56,143)

Cash flows from (used in) financing activities:
Proceeds from equity offering	—	189,000
Payment of equity offering costs	—	(913)
Proceeds from senior notes	—	64,931
Proceeds from borrowings	—	52,000
Repayment of borrowings	(55)	(52,282)
Repayments of senior notes	—	(34,500)
Purchase of treasury shares	(65,934)	—
Proceeds from stock options exercised	267	802
Payment of dividends	—	(4,340)
Repayments of insurance financing	(4,042)	(4,019)
Repayments of equipment finance leases	(5,012)	(7,041)
Payment of debt issuance costs	(276)	(3,505)
Shares surrendered for withholding taxes payable	(17,739)	(3,491)
Other	(96)	—
Net cash from (used in) financing activities	(92,887)	196,642

Net change in cash and cash equivalents and restricted cash	(207,393)	160,837
Cash and cash equivalents and restricted cash, beginning of period	441,168	33,823
Cash and cash equivalents and restricted cash, end of period	233,775	194,660

Cash and cash equivalents	232,954	193,846
Restricted cash	821	814
Total cash, cash equivalents and restricted cash	233,775	194,660

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; accretion of asset retirement obligations; and, when applicable, certain other non-operating and expense items that are non-recurring and not related to the underlying business performance. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands)	2026	2026	2025	2026	2025

Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income	$(18,235)	$(15,415)	$(13,308)	$(51,969)	$(36,741)
Depreciation, depletion, and amortization	17,633	16,811	17,091	51,057	51,671
Interest expense, net	1,390	1,519	2,250	3,243	7,298
Income tax (benefit) expense	(5,183)	(4,163)	(3,299)	(15,181)	(9,618)
EBITDA	(4,395)	(1,248)	2,734	(12,850)	12,610
Stock-based compensation	5,119	5,912	4,731	15,939	12,844
Other non-operating (a)	900	—	500	900	500
Other expense (b)	899	557	—	1,456	—
Accretion of asset retirement obligation	483	483	402	1,472	1,206
Adjusted EBITDA	$3,006	$5,704	$8,367	$6,917	$27,160

(a)	Represents charitable contributions.
(b)	Represents non-recurring expenses incurred in connection with our internal reorganization.

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands, except per ton amounts)	2026	2026	2025	2026	2025
Metallurgical Coal Segment
Revenue	$150,089	$144,799	$120,996	$416,501	$408,611
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	21,140	22,483	16,131	63,825	55,780
Non-GAAP revenue (FOB mine)	$128,949	$122,316	$104,865	$352,676	$352,831
Tons sold	1,077	1,056	873	3,025	2,897
Non-GAAP revenue per ton sold (FOB mine)	$120	$116	$120	$117	$122

Non-GAAP cash cost per ton (unaudited)

	Q3	Q2	Q3	Nine months ended September 30,
(In thousands, except per ton amounts)	2026	2026	2025	2026	2025
Metallurgical Coal Segment
Cost of sales	$133,804	$128,176	$101,842	$370,494	$346,326
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	21,116	22,469	16,366	63,552	56,037
Idle and other costs	1,061	1,256	583	3,684	1,728
Non-GAAP cash cost of sales	$111,627	$104,451	$84,893	$303,258	$288,561
Tons sold	1,077	1,056	873	3,025	2,897
Non-GAAP cash cost per ton sold (FOB mine)	$104	$99	$97	$100	$100

Non-GAAP cash margins on tons sold	$16	$17	$23	$17	$22

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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